Exhibit IV

EXECUTION COPY

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT is made as of the 2nd day of September 2010, by and among Jinhao Motor Company (the “Company”), the investors listed on the Schedule of Series A Preferred Investors attached hereto as Exhibit A and identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”) and Mr. Tsoi Chak Shing (the “Major Shareholder”).

RECITALS

WHEREAS, the Company, the Major Shareholder, the subsidiaries of the Company and the Investors are parties to the Securities Purchase Agreement for the sale and purchase of units comprise of Series A Preferred Stock and Warrants dated as of August 11, 2010 (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Definitions.  For purposes of this Agreement:

(a)           Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

(b)           For purpose of this Agreement:

“Additional Selling Shareholder Transfer Notice” has the meaning set forth in Section 5(c).

“After Tax Net Profit” means the Company’s consolidated operating profit after taxes and minority interests for a given fiscal year determined in accordance with IFRS as audited by a any Big Four Accounting Firm, excluding extraordinary and non-recurring gains.

“Big Four Accounting Firm” means KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young, including their respective member firms in the PRC and Hong Kong, or any other global accounting firm agreed to by the Investors and the Company, in each case so long as it is registered with the Public Company Accounting Oversight Board.

“Certificate of Designation” means the certificate of designation of series A redeemable convertible preferred stock of the Company, as may be amended from time to time.

“Co-Sale Right Holder” has the meaning set forth in Section 6(a).

“Core Business” means the production and distribution of motorcycles, small engines and electric vehicles and the relevant related activities.

“Effectiveness Period” means, as to any registration statement required to be filed pursuant to this Agreement, the period commencing on the date when such registration statement is declared effective by the Commission and ending on the earlier to occur of (a) the second anniversary of such effective date, or (b) such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the Investors included therein.

“Exempt Issuance” has the meaning set forth in Section 4(f).

“Exercise Notice” has the meaning set forth in Section 5(b).

“Family Members” has the meaning set forth in Section 6(f).

“Guarantors” has the meaning set forth in Section 7(a).

“Guaranteed Obligations” has the meaning set forth in Section 7(a).

“Holder” means any holder of Registrable Securities.

“Holders’ Expenses” has the meaning set forth in Section 2(d).

“Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page and set forth opposite such Investor’s name on Exhibit A to the Purchase Agreement.

“Investor Director” has the meaning set forth in Section 7(e).

“Lead Investor” means DBS Nominees (Private) Limited, a Singapore company.

“Liquidation Event” has the meaning set forth in Section 2(i).

“New Securities” means, subject to the terms of Section 4 hereof, any newly issued shares of Common Stock or Common Stock Equivalent.

“Offered Sharers” has the meaning set forth in Section 5(a).

“Piggyback Notice” has the meaning set forth in Section 2(b).

“Pre-Notice” has the meaning set forth in Section 4(a).

“Prohibited Transfer” has the meaning set forth in Section 6(g).

“Pro Rata Portion” has the meaning set forth in Section 4(a).

“Qualified IPO” means the sale by the Company of shares of the Common Stock in a registered public offering on a Qualified Trading Market in which the Company sells shares of its stock, based on a post-money valuation of no less than US$400,000,000 and the holders of the

Series A Preferred Stock are able to offer and sell at least 50% of the Common Stock that would be received upon the Forced Conversion pursuant to subparagraph 6(b)(i) of the Certificate of Designation.

“Qualified Trading Day” means a day on which the Common Stock is traded on a Qualified Trading Market.

“Qualified Trading Market” means whichever of the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Registrable Securities” means (i) the Shares, (ii) any shares of Common Stock owned or hereafter acquired by the Investors, and (iii) shares of Common Stock issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referred to in (i) and (ii) herein.

“Remaining Offered Shares” has the meaning set forth in Section 5(c).

“Sale Proceeds” has the meaning set forth in Section 6(d).

“Selling Shareholder” has the meaning set forth in Section 5(a).

“Selling Shareholder Transfer” has the meaning set forth in Section 5(a).

“Selling Shareholder Transfer Notice” has the meaning set forth in Section 5(a).

“Special Voting Transactions” has the meaning set forth in Section 8.

“Subsequent Financing” has the meaning set forth in Section 4(a).

“Subsequent Financing Notice” has the meaning set forth in Section 4(a).

“Variable Rate Transaction” has the meaning set forth in Section 7(f).

2.             Registration Rights.  The Company covenants and agrees as follows:

(a)           The Company shall file a registration statement as soon as commercially reasonable, but in any event within thirty (30) days of the Closing Date, on Form S-1, or such other form that is appropriate, covering the resale of the Shares and cause such registration statement to become effective as soon as commercially reasonable, but in any event within one hundred and fifty (150) days of the Closing Date (which period shall be extended by thirty (30) additional days in the event such registration statement shall be the subject of a full review). The Company shall pay each Investor a compensation equal to 1% of such Investor’s Investment Amount for each month of delay in the effectiveness of the registration statement up to the greater of (i) 8% of such Investor’s Investment Amount, and (ii) the amount of damages that such Investor incurs as a result of such delay if the delay is attributable to the willful misconduct or intentional breach of either the Company or the Major Shareholder, provided that the Company shall not be obligated to pay such compensation for shares for which the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the Commission pursuant to its authority with respect to “Rule 415,” and the Company registers at such time the maximum number of shares of Common Stock permissible upon consultation with the staff of the Commission.

(b)           If the Company or any shareholder of the Company proposes to register any of its Common Stock or any Common Stock Equivalents under the Securities Act (other than pursuant to an offering of securities in connection with an employee benefit, share dividend, share ownership or dividend reinvestment plan or registration of securities in connection with a business combination transaction) and the registration form to be used may be used by the Company for the registration of the Registrable Securities, the Company shall give prompt written notice to the Holders of its intention to effect such a registration (each a “Piggyback Notice”) and shall include in such registration statement all Registrable Securities then required to be registered that are not then covered by an effective registration statement with respect to which the Company has received written request from the Holders for inclusion therein within ten (10) days after the date of sending the Piggyback Notice to the Holders; provided that if the Company and any underwriter reduce the number of shares proposed to be registered under such registration statement, the shares to be registered by holders of the Registrable Securities will be reduced proportionately based on the relative number of Registrable Securities requested to be registered under such registration statement only after all other stockholders’ shares are reduced.

(c)           In connection with any registration, the Company shall:

(i)            prepare and file with the Commission a registration statement in a commercially reasonable time with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the Effectiveness Period, in either case subject however to the requirements of subparagraph (a) above;

(ii)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement until the such time as all of such securities have been disposed of in a public offering;

(iii)          furnish to the Holders, at the option of the Company in electronic format, such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Holders may reasonably request;

(iv)          register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Holders shall reasonably request (provided, however, that it shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process);

(v)           furnish, at the request of the Holders, a legal opinion of the counsel representing the Company for the purposes of such registration, addressed to the Holders, in customary form and covering matters of the type customarily covered in such legal opinions;

(vi)          otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, at the option of the Company in electronic format, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; provided, however, that the Company shall have no such obligation if the Effectiveness Period has expired;

(vii)         notify the Holders, at any time when the offering documents include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of the Holders, prepare and furnish to such Person(s) such reasonable number of copies of any amendment or supplement to the offering documents as may be necessary so that, as thereafter delivered to the Holders of such shares, such offering documents shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to deliver to the Holders of any other securities of the Company included in the offering copies of such offering documents as so amended or supplemented;

(viii)        keep the Holders informed of the Company’s best estimate of the earliest date on which the offering documents will become effective, and promptly notify the Holders of (A) the effectiveness of such offering documents, (B) a request by the Commission for an amendment or supplement to such offering documents, (C) the issuance by the Commission of an order suspending the effectiveness of the offering documents, or of the threat of any proceeding for that purpose, and (D) the suspension of the qualification of any securities to be included in the offering documents for sale in any jurisdiction or the initiation or threat of any proceeding for that purpose; and

(ix)           before filing any registration statement as contemplated by Section 2 hereof and any amendment or supplement thereto (including any documents incorporated by reference therein), the Company shall furnish to the Holders copies of all such offering documents, at the option of the Company in electronic format to the email address for each Holders specified on the signature pages hereto, which offering documents shall be subject to the review of such Holders and, where feasible, the Company shall make such changes in the offering documents as are promptly and reasonably requested by any Holder.  The Holders shall provide their comments to the offering documents, if any, within 2 Business Days after the receipt of such offering documents.

(d)           All registrations (piggyback or otherwise) made by the Holders will be made solely at the Company’s expense, other than (i) if an underwritten offering is consented to by the Company, the underwriters’, broker-dealers’ and placement agents’ selling discounts, commissions and fees relating to the sale of the Holders’ securities, (ii) any costs and expenses of counsel, accountants or other advisors retained by the Holders other than reasonable fees and expenses of one counsel to represent all Holders in connection with a registration statement filed pursuant hereto, and (iii) all transfer, franchise, capital stock and other taxes, if any, applicable to the Holders’ securities (collectively, “Holders’ Expenses”) which shall be paid by the Holders.

(e)           In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Holder holding such Registrable Securities, such Holder’s directors and officers, and each other Person (including each underwriter) who participated in the offering of such Registrable Securities and each other Person, if any, who controls such Holder or such participating Person within the meaning of the Securities Act, against any losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees), or expenses, joint or several, to which such Holder or any such director or officer or participating Person or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or any alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any other violation of any applicable securities laws, and in each of the foregoing circumstances shall reimburse such Holder or such director, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by such Holder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein.

(f)            In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, each Holder holding Registrable Securities agrees to indemnify and hold harmless the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Securities Act and any other Holder selling securities in connection with such registration, against any losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees), or expenses, joint or several, to which the Company or any such director or officer or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or any alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in either case only to the extent that such untrue statement or omission is (A)

made in reliance on and in conformity with any information furnished in writing by such Holder to the Company concerning such Holder specifically for inclusion in the offering documents relating to such offering, and (B) is not corrected by such Holder and distributed to the Holders within a reasonable period of time.  Notwithstanding the provisions of this paragraph, no Holder shall be required to indemnify any Person pursuant to this paragraph or to contribute pursuant to paragraph (g) below in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.

(g)           If the indemnification provided for above from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(h)           In order to permit the Holders to sell the Registrable Securities, if so desired, pursuant to any applicable resale exemption under applicable securities laws and regulations, the Company shall:

(i)            comply with all rules and regulations of the Commission in connection with use of any such resale exemption;

(ii)           make and keep available adequate and current public information regarding the Company;

(iii)          file with the Commission in a timely manner, all reports and other documents required to be filed under the Securities Act, the Exchange Act, or other applicable securities laws and regulations;

(iv)          upon written request from any Holder, furnish to such Holder copies of annual reports required to be filed under the Exchange Act and other applicable securities laws and regulations; and

(v)           upon written request from any Holder, furnish to such Holder, upon written request (A) a copy of the most recent quarterly report of the Company and such other reports and documents filed by the Company with the Commission and (B) such other information as may be reasonably required to permit the Holders to sell pursuant to any applicable resale exemption under the Securities Act or other applicable securities law and regulations, if any.

(i)            Notwithstanding anything to the contrary herein, any and all of the Company’s obligations under this Section 2 shall terminate upon (x) the expiration of the fifth (5th) anniversary of the date of this Agreement; or (y) the consummation of a Liquidation Event (the “Liquidation Event”), as such term is defined in the Certificate of Designation.

(j)            The Company shall not grant any registration rights without the consent of the Holders holding a majority in interest of the then outstanding Registrable Securities prior to the effectiveness of the registration statement referred to in subparagraph (a) above. Notwithstanding the foregoing, this restriction shall not apply to the registration rights granted in connection with the shares issued in an Exempt Issuance prior to the Qualified IPO, provided that each such issuance shall be subject to the prior written approval of the Lead Investor.

3.             Information Rights.

(a)           As long as any Investor owns any Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(b)           As long as any Investor owns any Securities and provided that the Company is not publicly reporting, the Company shall deliver to each Investor the following documents or reports:

(i)            within ninety (90) days after the end of each fiscal year of the Company, consolidated audited annual financial statements for the Companies Entities for such fiscal year and a consolidated balance sheet for the Company Entities as of the end of the fiscal year, audited and certified by an accounting firm selected by the Company and approved by the Investors, a copy of the Company Entities’ annual operating plan and budget, and a management report including a comparison of the financial results of such fiscal year with the corresponding business plan, all prepared in accordance with IFRS;  and

(ii)           within forty-five (45) days of the end of each quarter (which is not a fiscal year end), a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company Entities as of the end of such quarter, and a management report which will disclose all material activities (financial or otherwise) of the Company Entities including a comparison of the financial results against the Company’s business plan, all prepared in accordance with IFRS (except for year-end adjustments and except for the absence of notes).

(c)          Notwithstanding anything to the contrary herein, any and all of the Company’s obligations under this Section 3 shall terminate upon the consummation of a Liquidation Event.

4.             Rights to Future Stock Issuances.

(a)           From the date hereof, upon any issuance by the Company of any New Securities (a “Subsequent Financing”), each Investor who owns at least 10% of the number of shares of the Securities originally issued to such Investor shall have the right to purchase up to its Pro Rata Portion of such New Securities.  An Investor’s “Pro Rata Portion” for the purposes of this purchase right shall be determined according to the number of shares of Common Stock owned by such Investor immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Stock Equivalents) in relation to the total number of shares of Common Stock of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Stock Equivalents).

(b)           At least ten (10) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Investor a written notice requesting their written approval to receive nonpublic information regarding the Company (“Pre-Notice”), which Pre-Notice shall ask such Investor if it wants to review the details of such information (such additional notice, a “Subsequent Financing Notice”).  Upon the request of an Investor, and only upon a request by such Investor, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Investor.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto.  The Company may deliver the Pre-Notice and Subsequent Financing Notice to such Investor by e-mail to the e-mail address specified on the signature pages hereto.

(c)           Any Investor desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the 5th Trading Day after all of the Investors have received the Pre-Notice that the Investor is willing to participate in the Subsequent Financing, the amount of the Investor’s participation, and that the Investor has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice.  If the Company receives no notice from an Investor as of such 5th Trading Day, such Investor shall be deemed to have notified the Company that it does not elect to participate.

(d)           Each Holder shall have a right of reallotment such that, if any other Holder fails to exercise the right to purchase its full Pro Rata Portion of the New Securities, the other participating Holders may exercise an additional right to purchase, on a pro rata basis, the New Securities not previously purchased.

(e)           The Company must provide the Investors with a second Subsequent Financing Notice, and the Investors will again have the right of participation set forth above in this Section 4, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice.

(f)            The rights contained in this Section shall not apply to the issuance and sale by the Company of:

(i)            shares of Common Stock or Common Stock Equivalents to employees, officers, or directors of the Company, as compensation for their services to the Company or any of its direct or indirect Subsidiaries pursuant to arrangements approved by the Board of Directors of the Company (including approval of the Investor Director);

(ii)           shares of Common Stock or Common Stock Equivalents issued as consideration for the acquisitions of or strategic transactions with another company or business where the primary purpose is not to raise capital for the Company or any Subsidiary, which acquisition or strategic transaction has been approved by the Board of Directors of the Company (including approval of the Investor Director);

(iii)          shares of Common Stock or Common Stock Equivalents issued in a Qualified IPO;

(iv)          shares of Common Stock issued upon conversion or exercise of Series A Preferred Stock or Warrants issued pursuant the Purchase Agreement, or any agents’ warrants issued in conjunction with the units purchased pursuant to the Purchase Agreement; and

(v)           additional shares issued in connection with a financing immediately prior to the Qualified IPO, provided that each such issuance shall be subject to the prior written approval of the Lead Investor.

Any of the foregoing transactions is referred to as an “Exempt Issuance.”

(g)           Notwithstanding anything to the contrary herein, any and all of the Company’s obligations under this Section 4 shall terminate upon the earlier to occur of: (x) the consummation of a Liquidation Event; or (y) an Investor ceases to hold at least 10% of the number of shares of the Securities originally issued to such Investor.

5.             Rights of First Refusal.

(a)           Transfer Notice.  If at any time the Major Shareholder (the “Selling Shareholder”) proposes to transfer shares to one or more third parties pursuant to an understanding with such third parties (a “Selling Shareholder Transfer”), then the Selling Shareholder shall deliver to the Secretary of the Company and each Holder written notice of the Selling Shareholder’s intention to make the Selling Shareholder Transfer (the “Selling

Shareholder Transfer Notice”), which Selling Shareholder Transfer Notice shall include (i) a description of the shares to be transferred (“Offered Shares”), and (ii) the consideration and the material terms and conditions upon which the proposed Selling Shareholder Transfer is to be made.  The Selling Shareholder Transfer Notice shall certify that the Selling Shareholder has received an offer from the prospective transferee(s) and in good faith believes a binding agreement for the Selling Shareholder Transfer is obtainable on the terms set forth in the Selling Shareholder Transfer Notice.  The Selling Shareholder Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Selling Shareholder Transfer.

(b)           Company’s Option.  The Company shall have an option for a period of ten (10) days from receipt of the Selling Shareholder Transfer Notice to elect to purchase the Offered Shares subject to the same material terms and conditions as described in the Selling Shareholder Transfer Notice.  The price at which the Company may exercise its right of first refusal will be the price offered by the prospective purchaser.  The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying the Selling Shareholder in writing before expiration of the such thirty (30) day period as to the number of such shares that it wishes to purchase (the “Exercise Notice”).  If the Company gives the Selling Shareholder the Exercise Notice, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than five (5) Business Days after the Company’s delivery of the Exercise Notice, unless the value of the purchase price has not yet been established pursuant to Section 5(e) hereof.  If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 5(b) within the thirty (30) day period provided, the Offered Shares shall be subject to the options granted to the Holders pursuant to Section 5(d) and Section 6 hereof.

(c)           Additional Selling Shareholder Transfer Notice.  Subject to the Company’s right set forth in Section 5(b) hereof, if at any time the Selling Shareholder proposes a Selling Shareholder Transfer, then, after the Company has failed or declined to purchase all, or a portion of, the Offered Shares, the Selling Shareholder shall give each Holder an “Additional Selling Shareholder Transfer Notice” which shall notify each Holder of the Company’s failure to exercise its right with respect to the Offered Shares, and include all of the information and certifications required in a Selling Shareholder Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Offered Shares”).

(d)           Holders’ Option.  The Holders shall have an option for a period of twenty (20) Business Days from the Holders’ receipt of the Additional Selling Shareholder Transfer Notice from the Selling Shareholder set forth in Section 5(c) hereof to elect to purchase their respective pro rata shares of the Remaining Offered Shares at the same price and subject to the same material terms and conditions as described in the Additional Selling Shareholder Transfer Notice.  Each Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any reallotments as provided below) of the Remaining Offered Shares, by notifying the Selling Shareholder and the Company in writing, before expiration of the twenty (20) Business Day period as to the number of such shares which it wishes to purchase (including any reallotment, up to an indicated share limit).  Each Holder’s pro rata share of the

Remaining Offered Shares shall be a fraction of the Remaining Offered Shares, of which the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by such Holder on the date of the Selling Shareholder Transfer Notice shall be the numerator and the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock) held by all Holders on the date of the Selling Shareholder Transfer Notice shall be the denominator.  Each Holder shall have a right of reallotment such that, if any other Holder fails to exercise the right to purchase its full pro rata share of the Remaining Offered Shares, the other participating Holders may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased.  If a Holder gives the Selling Shareholder notice that it desires to purchase its pro rata share of the Remaining Offered Shares and, as the case may be, its reallotment, then payment for the Remaining Offered Shares shall be by check or wire transfer, against delivery of the Remaining Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Selling Shareholder Transfer Notice, unless the Selling Shareholder Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 5(e) hereof.

(e)           Valuation of Property.  Should the purchase price specified in the Selling Shareholder Transfer Notice or Additional Selling Shareholder Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.  If the Selling Shareholder and the Company (or the Holders) cannot agree on such cash value within ten (10) Business Days after the Company’s receipt of the Selling Shareholder Transfer Notice (or the Holders’ receipt of the Additional Selling Shareholder Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and the Company (or the Holders) or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Selling Shareholder Transfer Notice (or the Holders’ receipt of the Additional Selling Shareholder Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.  The cost of such appraisal shall be shared equally by the Selling Shareholder and the Company (or the Holders), with the half of the cost borne by the Company and the Holders borne pro rata by each based on the number of shares such parties were interested in purchasing pursuant to this Section 5.  If the time for the closing of the Company’s purchase or Holders’ purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on the later of (a) the fifth (5th) Business Day following delivery of the Exercise Notice or (b) the fifteenth (15th) day after such valuation shall have been made pursuant to this subsection.

6.             Right of Co-Sale.

(a)           To the extent the Company and the Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 5 hereof, then each Holder (a “Co-Sale Right Holder” for purposes of this Section 6) which notifies the Selling Shareholder in writing within fifteen (15) days after receipt of the Additional Selling Shareholder

Transfer Notice referred to in Section 5(c) hereof, shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Selling Shareholder Transfer Notice.  Such Co-Sale Right Holder’s notice to the Selling Shareholder shall indicate the number of shares of Series A Preferred Stock (or shares of Common Stock issued or issuable upon conversion thereof) the Co-Sale Right Holder wishes to sell under its right to participate.  To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Offered Shares that the Selling Shareholder may sell in the Selling Shareholder Transfer shall be correspondingly reduced.

(b)           Each Co-Sale Right Holder may sell all or any part of that number of shares of Series A Preferred Stock (or shares of Common Stock issued or issuable upon conversion thereof) equal to the product obtained by multiplying (i) the aggregate number of shares of Offered Shares covered by the Transfer Notice less any shares purchased by the Company or Holders pursuant to Section 5 by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock), owned by the Co-Sale Right Holder on the date of the Selling Shareholder Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock) owned by the Selling Shareholder and all of the Co-Sale Right Holders on the date of the Selling Shareholder Transfer Notice.

(c)           Each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser:

(i)            a certificate certifying that such Co-Sale Right Holder owns the shares to be sold free and clear of liens, claims and encumbrances, and has the full right and power to transfer such shares; and

(ii)           one or more stock certificates, properly endorsed for transfer, which represent:

(A) the number of shares of Common Stock which such Co-Sale Right Holder elects to sell; or

(B) the number of shares of Series A Preferred Stock which are at such time convertible into the number of shares of Common Stock which such Co-Sale Right Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Series A Preferred Stock in lieu of Common Stock, such Co-Sale Right Holder shall convert such Series A Preferred Stock into Common Stock and deliver Common Stock as provided in this Section 6.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)           The stock certificate or certificates that the Co-Sale Right Holder delivers to the Selling Shareholder pursuant to Section 6(c) shall be transferred to the prospective purchaser in consummation of the sale of the Series A Preferred Stock (or Common Stock issued or issuable upon conversion thereof) pursuant to the terms and conditions specified in the Selling Shareholder Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale (the “Sale Proceeds”); provided, however, that the Selling Shareholder shall not be obligated to issue any Sale Proceeds to the Co-Sale Right Holder unless the certificates evidencing the Series A Preferred Stock (or Common Stock issued or issuable upon conversion thereof) are either delivered to the Selling Shareholder, or the Co-Sale Right Holder notifies the Selling Shareholder that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the prospective purchaser to indemnify the prospective purchaser from any loss incurred in connection with such certificates.  To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Right Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Selling Shareholder Transfer Notice.

(e)           Non-Exercise of Rights.  To the extent that the Company and the Holders have not exercised their right to purchase the Offered Shares or the Remaining Offered Shares within the time periods specified in Section 5 hereof and the Holders have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Offered Shares within the time periods specified in Section 6 hereof, the Selling Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Offered Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Selling Shareholder Transfer Notice to the third-party transferee(s) identified in the Selling Shareholder Transfer Notice.  The third-party transferee(s) shall acquire the Remaining Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement.  In the event Selling Shareholder does not consummate the sale or disposition of the Remaining Offered Shares within the sixty (60) day period from the expiration of these rights, the Company’s first refusal rights and the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Offered Shares by the Selling Shareholder until such right lapses in accordance with the terms of this Agreement.  Furthermore, the exercise or non-exercise of the rights of the Company and the Holders under this Section 6(e) to purchase Offered Shares from the Selling Shareholder or participate in sales of Offered Shares by the Selling Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Shareholder of Offered Shares or subsequently participate in sales of Offered Shares by the Selling Shareholder.

(f)            Exempt Transfers.

(i)            Notwithstanding the foregoing, the provisions of Sections 5 and 6 hereof shall not pertain or apply to any pledge, transfer or gift to the ancestors, descendants, spouses of descendants, or spouse of a Selling Shareholder (the “Family Members”), or to trusts, funds, partnerships or limited liability companies for the benefit of such Family Members or a Selling Shareholder; provided, however, that the Selling Shareholder shall inform the Holders of such pledge, transfer or gift prior to effecting it and the pledgee, transferee or donee shall furnish the Holders with a written agreement to be bound by and comply with all provisions of this Agreement.  Such transferred Offered Shares shall remain “Offered Shares” hereunder, and such pledgee, transferee or donee shall be treated as a “Selling Shareholder” for purposes of this Agreement.

(ii)           Notwithstanding the foregoing, the provisions of Section 5 and 6 hereof shall not apply to (i) the sale of any Offered Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities Act; or (ii) the sale of any Offered Shares to the Company.

(g)           Prohibited Transfers.  In the event a Selling Shareholder sells any Offered Shares in contravention of the co-sale rights of the Holders under Section 6 hereof (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.  In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Selling Shareholder the number of shares of Series A Preferred Stock (or Common Stock issued or issuable upon conversion thereof) equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 6 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(i)            The price per share at which the shares are to be sold to such Selling Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder in the Prohibited Transfer.  Such Selling Shareholder shall also reimburse each Holder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 5 or 6 hereof.

(ii)           Within ninety (90) days after the later of the dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to such Selling Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii)          Such Selling Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder, pursuant to this Section 6(g)(iii), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 6(g)(i) hereof, in cash or by other means acceptable to the Holder.

(iv)          Notwithstanding the foregoing, any attempt by the Selling Shareholder to transfer Offered Shares in violation of Section 5 or 6 hereof shall be void and the Company hereby agrees not to effect such a transfer and not to treat any alleged transferee(s) as the holder of such shares without the written consent of Holders holding a majority in interest of the then outstanding Series A Preferred Stock.

(h)           Notwithstanding anything to the contrary herein, any and all of the Company’s obligations under Sections 5 and 6 shall terminate upon the consummation of a Liquidation Event.

7.             Other Covenants.

(a)           Joint Guaranty.  Each Company Entities and the Major Shareholder (collectively, the “Guarantors”) shall jointly and severally guarantee to the Investors the timely payment by the Company of any dividends on, and any redemption price payable for the redemption of, the Series A Preferred Stock pursuant to the Certificate of Designation, their obligations under Section 7(d) hereof (such obligations, collectively, the “Guaranteed Obligations”).  If the Company defaults in the payment when due of all or any part of the Guaranteed Obligations, including, without limitation, default in the payment of interest and costs which become payable under the Guaranteed Obligations, the Guarantors shall in lawful money of the United States pay to the Investors or order, on demand, all sums due and owing on the Guaranteed Obligations, including all principal, interest, charges, costs, and fees.  Without limiting the Guarantor’s own defenses and rights hereunder, each Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses that such Guarantor may have to payment of all or any portion of the Guaranteed Obligations. The Guarantors shall not be released from its obligations under this Section 7(a) until the fulfillment in full of all Guaranteed Obligations.

(b)           Transfer Restrictions on the Major Shareholder and Company Entities.

(i)            Direct Transfers.  The Major Shareholder shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions the shares of Common Stock held by the Major Shareholder to any Person any time prior to the Qualified IPO.

(ii)           Indirect Transfers.  Except as part of those transactions as a necessity to comply with PRC’s foreign investment restrictions subject to and contingent on the Closing or contemplated under a series of agreements known as the “VIE Agreements” entered into by and among the WFOE, SFJV and its shareholders, as the case may be, without the prior written consent of Investors holding at least 66 2/3% of the issued and outstanding shares of Series A Preferred Stock, prior to the Qualified IPO:

(1)           None of the Major Shareholder or the Company shall directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of through one or a series of transactions any equity interest held, directly or indirectly, by him/it in HK, WFOE or SFJV to any Person;

(2)           None of the Major Shareholder or the Company shall cause or permit HK, WFOE or SFJV to, issue to any Person any equity or any options for, or any other securities exchangeable for or convertible into, such shares of such Company Entities; and

(3)           Neither the Company nor HK shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled, directly or indirectly, by the Company, in HK to any person or dispose of the Core Business or substantial assets of the Company or HK.

(c)           Lead Investor’s Right of First Refusal to Provide Loan Facility.  The Company here agrees to give the Lead Investor a right of first refusal to provide loan facilities to the Company and/or any Company Entity on the same commercial terms as offered by other lenders.

(d)           Undertakings Related to Financial and Operational Benchmarks.  In the event the After Tax Net Profit for the years ending December 31, 2010, December 31, 2011 and December 31, 2012, respectively, shall be less than $35,000,000, $48,000,000 and $68,000,000, respectively, the Company agrees to pay the Investors an aggregate amount equal to the cash compensation calculated as follows, respectively, pro rata to their respective Investment Amount:

(i)            2010 Cash Compensation = Investment Amount x ($35,000,000 – actual 2010 After Tax Net Profit)/$35,000,000;

(ii)           2011 Cash Compensation = Investment Amount x ($48,000,000 – actual 2011 After Tax Net Profit)/$48,000,000;

(iii)          2012 Cash Compensation = Investment Amount x ($68,000,000 – actual 2012 After Tax Net Profit)/$68,000,000.

The Company shall have its financial statements audited by a Big Four Account Firm each year so that the After Tax Net Profit for such year is available within 90 days after the end of such year.  If there is an After Tax Net Profit shortage for any of the years ending December 31, 2010, December 31, 2011 and December 31, 2012, the Company shall pay to the Investors the cash compensation calculated pursuant to this Section 7(d) within 10 days after the date on which the After Tax Net Profit for such year becomes available.

For the avoidance of doubt, this Section 7(d) and the guarantee obligations of the Major Shareholder with respect to this Section 7(d) (as set forth in Section 7(a)) shall survive the completion of a Qualified IPO.

(e)           Board Representation. Immediately following the Closing, the Board of Directors of the Company shall comprise of not less than five (5) and not more than seven (7) directors, of which a majority shall be non-executive or independent directors and at least one (1) (the “Investor Director”) shall be exclusively appointed and removed by the Lead Investor prior to the earlier occurrence of the Qualified IPO or the full redemption of the Series A Preferred Stock. The Company shall be responsible for all the out-of-pocket travel and accommodation expenses of the Investor Director for attendance of the board meetings.

(f)            Subsequent Equity Sales. From the date hereof until such time as no Investor holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of securities involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the shares of Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.   No Variable Rate Transaction shall be deemed an Exempt Issuance. Any Investor shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(g)           Core Business.  Prior to the completion of a Qualified IPO, the Company agrees that the Company Entities shall focus on the Core Business.

8.             Protective Provisions.  So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, and the Company and the Major Shareholder shall take all actions within their power to ensure that, no Subsidiary shall take any of the actions set forth below (the “Special Voting Transactions”) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a 66 2/3% majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, it being understood that in the event of any conflict in the Special Voting Transactions set forth in the Certificate of Designation and this Agreement, this Agreement shall prevail:

(a)           Amendment of any certificate of incorporation, certificate designation or by-laws or other constitutional documents of any Company Entity that adversely affect the Series A Preferred Stock;

(b)           Issuance of any securities and reclassification of any outstanding securities, other than (i) the issuance and sale of shares of Common Stock in a Qualified IPO, or (ii) the issuance and sale of securities to the executives and employees of the Company pursuant to an option or stock plan approved by the Board of Directors, provided that shares reserved to be issued under such plan do not exceed 10% of the issued and outstanding shares of the Company immediately following the Closing;

(c)           Any merger or consolidation of any Company Entity with one or more other corporations in which the shareholders of such Company Entity immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation;

(d)           The liquidation or dissolution of any Company Entity and any termination or material modification of any Company Entity’s Subsidiaries;

(e)           Acquisitions, divestments or disposals where the aggregate consideration, in one transaction or a series of related transactions, exceeds $5,000,000;

(f)            Any material change to the nature of business and strategic direction of any Company Entity;

(g)           Designating any Company Entity other than the Company to be the listing entity for the Qualified IPO;

(h)           Incurrence of any capital expenditures for any project which exceeds $5,000,000;

(i)            Incurrence of any new indebtedness which exceeds $3,800,000;

(j)            Entering any new related-party transactions or a series of related-party transactions within any 12-month period, contracts and arrangements which exceed $1,000,000 million in consideration; and

(k)           Any payments outside the ordinary course of business and any payment of dividends.

9.             Miscellaneous.

(a)           Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereof, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date hereof.  The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English.  There shall be only one arbitrator.

(c)           Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(d)           Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:

Jinhao Motor Company

Dawang Industrial Park

Zhaoqing Hi-Tech Exploit Area

Guangdong Province, PRC

Facsimile: (86) 0758-3625311

Attention:  Chief Executive Officer

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont

San Francisco, CA 94105-2228

Facsimile:  (415)983-1200

Attn.:  Scott Kline, Esq.

If to an Investor:

To the address set forth under such Investor’s name on the signature pages hereof;

If to the Major Shareholder:

Mr. Tsoi Chak Shing

Dawang Industrial Park

Zhaoqing Hi-Tech Exploit Area

Guangdong Province, PRC

Facsimile: 86) 0758-3625311

Attention:  Mr. Tsoi Chak Shing

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont

San Francisco, CA 94105-2228

Facsimile:  (415)983-1200

Attn.: Scott Kline, Esq.

(f)            Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Major Shareholder and the Investors holding a 66 2/3% majority of the securities subscribed for by Investors (excluding any Investors that are Affiliates of the Company).  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Shares.

(g)           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

(h)           Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

(i)            Entire Agreement.  This Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

(j)            Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Investors’ Rights Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JINHAO MOTOR COMPANY

By:	/s/ Tsoi Chak Shing
Name: Tsoi Chak Shing
Title: Chairman

MAJOR SHAREHOLDER

/s/ Tsoi Chak Shing
Tsoi Chak Shing

JINHAO MOTOR COMPANY – SERIES A INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Investors’ Rights Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name and Address of Investor:

DBS Nominees (Private) Limited

By:	/s/ Stanley Leung

Authorized Signature

Senior Vice President

Official Capacity or Title (please print)

Stanley Leung

(Please print name of signatory if different from the name of the Investor printed above.)

Investor’s Address:

6 Shenton Way, #30-01
DBS Building Tower One
Singapore 068809

Telephone Number:	(+65) 6878-6446
Fax Number:	(+65)6220-7487
E-mail Address:

JINHAO MOTOR COMPANY – SERIES A INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Investors’ Rights Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name and Address of Investor:

The Islamic Bank of Asia Limited

By:	/s/ Tan Jeh Wuan

Authorized Signature

Managing Director

Official Capacity or Title (please print)

Tan Jeh Wuan

(Please print name of signatory if different from the name of the Investor printed above.)

Investor’s Address:

6 Shenton Way
#01-01/02
DBS Building Tower 1
Singapore 068809

Telephone Number:	65 6878 5353
Fax Number:	+65 6878 5500
E-mail Address:

JINHAO MOTOR COMPANY – SERIES A INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Investors’ Rights Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name and Address of Investor:

Profit Tone Global Investments Limited

By:	/s/ Liu Hao

Authorized Signature

Sole Owner

Official Capacity or Title (please print)

Liu, Hao

(Please print name of signatory if different from the name of the Investor printed above.)

Investor’s Address:

Suites 3702-04. 37/F, Tower 6, The Gateway, Harbour City, TST, Kowloon Hong Kong, China

Telephone Number:	852.3719.9399
Fax Number:	852.3719.9328
E-mail Address:

EXHIBIT A

SCHEDULE OF INVESTORS

No.	Investor Name	Investor Address
1.	DBS Nominees (Private) Limited	6 Shenton Way, #30-01
DBS Building Tower One
Singapore 068809

2.	The Islamic Bank of Asia Limited	6 Shenton Way
#01-01/02
DBS Building Tower 1
Singapore 068809

3.	Profit Tone Global Investments Limited	Suites 3702-04. 37/F, Tower 6, The Gateway, Harbour City, TST,
Kowloon Hong Kong, China